SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ALLERGAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 17, 2004

Dear Stockholder:

      You are cordially invited to attend our 2004 annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 28, 2004 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

      The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Or, if you utilize our telephone or Internet voting systems, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the enclosed bottom half of the proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Allergan stock.

      Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

David E.I. Pyott
Chairman of the Board,
President and
Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2004

TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 28, 2004 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class III directors to serve for three-year terms until the annual meeting of stockholders in 2007 and until their successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent auditor for fiscal year 2004;

3.	To vote on a stockholder proposal to adopt a policy of expensing the cost of all future stock options;

4.	To vote on a stockholder proposal to bifurcate the roles of Chairman of the Board of Directors and Chief Executive Officer; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed March 8, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on March 8, 2004 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. It is important that your common shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares are voted. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or through the Internet by visiting the website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, any proxy that you submitted previously will be revoked automatically and only your vote at the annual meeting will be counted. However, if your shares are held of record by a broker, bank or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

By Order of the Board of Directors

Douglas S. Ingram
Secretary

Irvine, California

March 17, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

ALLERGAN, INC.

2525 Dupont Drive, Irvine, California 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 28, 2004

PROXY STATEMENT

SOLICITATION OF PROXIES

      The accompanying proxy is solicited on behalf of the Board of Directors of Allergan, Inc. (“Allergan” or the “Company”), for use at the Annual Meeting of Stockholders to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 28, 2004 at 10:00 a.m., local time and at any adjournment or postponement thereof (the “Annual Meeting”).

      All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the four nominees listed on the proxy card to the Board of Directors, FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditor for fiscal year 2004, AGAINST the stockholder proposal to adopt a policy of expensing the cost of all future stock options and AGAINST the stockholder proposal to bifurcate the roles of Chairman of the Board of Directors and Chief Executive Officer. As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

      Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at or before the Annual Meeting, by presenting to the Secretary of the Company at or before the Annual Meeting a later dated proxy executed by the person who executed the prior proxy, or by attendance at the Annual Meeting and voting in person by the person who executed the proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

      Any written notice of revocation or subsequent proxy should be sent to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, California 92623, or hand delivered to the Secretary of the Company at or before the voting at the Annual Meeting.

      This proxy statement, the enclosed form of proxy, the Company’s 2003 Annual Report to Stockholders and the Company’s 2003 Annual Report on Form 10-K are being mailed to the Company’s stockholders on or about March 23, 2004. The total cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $7,500, plus the reimbursement of reasonable out-of-pocket expenses. The Company will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

OUTSTANDING SHARES, VOTING RIGHTS AND VOTES REQUIRED

      The Board of Directors has fixed March 8, 2004 as the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only record holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 131,301,947 shares of Common Stock (exclusive of approximately 2,952,825 shares of Common Stock held in treasury) were outstanding and entitled to vote, which shares were held by approximately 6,636 holders of record. Each holder of shares of Common Stock on the Record Date is entitled to one vote per share. Votes may be cast either in person or by a properly executed proxy (including proxies by telephone or by Internet, as explained on the enclosed proxy card).

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Uninstructed shares result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

Quorum

      The election inspector appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The election inspector will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by “broker non-votes,” will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.

      Proposal 1 — Election of Directors. Pursuant to Delaware law, directors are elected by a plurality vote and the four nominees who receive the most votes will be elected. Accordingly, abstentions will not affect the outcome of the election of the nominees to the Board of Directors. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

      Proposal 2 — Ratification of Independent Auditor. The ratification of KPMG LLP as the Company’s independent auditor for fiscal year 2004 will occur upon the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted towards the outcome of the proposal and thus will have the effect of a negative vote. The approval of Proposal 2 is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

      Proposal 3 — Policy of Expensing the Cost of Future Stock Option Grants. The approval of the proposal to adopt a policy of expensing future stock option grants requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted towards the outcome of the proposal and thus will have the effect of a negative vote. Broker non-votes will not be counted towards the outcome of the proposal and thus will have no effect.

      Proposal 4 — Bifurcation of the Chairman of the Board and Chief Executive Officer Roles. The approval of the proposal to bifurcate the roles of Chairman of the Board and Chief Executive Officer requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted towards the outcome of the proposal and thus will have the effect of a negative vote. Broker non-votes will not be counted towards the outcome of the proposal and thus will have no effect.

Voting Electronically via the Internet or Telephone

      If your shares of Common Stock are registered directly with EquiServe Trust Company, N.A. (“EquiServe”), you may vote your shares either via the Internet or by calling EquiServe. Specific instructions for voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

      If your shares of Common Stock are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Proxy Statement, the enclosed form of proxy, the 2003 Annual Report to Stockholders and the 2003 Annual Report on Form 10-K the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the postage-prepaid envelope provided.

Confidentiality

      It is the Company’s policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent election inspector appointed for the Annual Meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspector appointed for the Annual Meeting;

•	aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

Proposal No. 1

ELECTION OF DIRECTORS

      The Board of Directors currently has 12 members. The Company’s Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. Accordingly, each class currently has four directors. At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. The Board of Directors appoints directors to fill vacancies on the Board of Directors, as they occur, as well as newly created directorships. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds, and a director appointed to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is appointed.

      The enclosed proxy cannot be voted for a greater number of persons than four, which is the number of nominees in this proxy statement.

      Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

      Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election as directors of the four nominees named below, all of whom will be Class III directors of the Company. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

      Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the following persons for election as directors at the Annual Meeting. Each of the nominees for election currently serves as a director of the Company and was elected by the stockholders of the Company to his present term of office, except for Dr. Ryan who was appointed by the Board of Directors to fill a vacancy in September 2002.

Name	Age	Position with the Company

Handel E. Evans	69	Director
Michael R. Gallagher	58	Director
Gavin S. Herbert	71	Director, Chairman Emeritus
Stephen J. Ryan	63	Director

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL FOUR NAMED NOMINEES.

      Set forth below are descriptions of the backgrounds of each member of the Board of Directors and their principal occupations for at least the past five years and their public-company directorships as of the Record Date.

NOMINEES FOR DIRECTORS

Class III — Term to Expire at the Annual Meeting in 2007:

      HANDEL E. EVANS, 69, is the former Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe that was acquired by Libertas Capital in 2004. Mr. Evans has over 40 years’ experience in the pharmaceutical industry and was the founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a co-founder and senior executive of IMS International Inc., the leading information supplier to the industry. Mr. Evans is a director of RxBazaar, Inc. and Cambridge Laboratories Ltd. and is Chairman of the British Urological Foundation Board of Trustees. Mr. Evans has been a member of the Board of Directors since 1989, is the Chairman of the Board of Directors’ Corporate Governance Committee and is a member of the Board of Directors’ Organization and Compensation Committee.

      MICHAEL R. GALLAGHER, 58, has been Chief Executive Officer and a director of Playtex Products, Inc., a personal care and consumer products manufacturer, since July 1995. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. In addition to Playtex, Mr. Gallagher is a member of the Board of Directors of AMN Healthcare Services, Inc., the Grocery Manufacturers Association, the Association of Sales and Marketing Companies and the Haas School of Business, UC Berkeley. Mr. Gallagher was elected to the Board of Directors in 1998 and is a member of the Board of Directors’ Organization and Compensation Committee and the Board of Directors’ Corporate Governance Committee.

      GAVIN S. HERBERT, 71, is founder of the Company and Chairman Emeritus as of January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens and Vice Chairman of the Beckman Foundation. Mr. Herbert is also a director of Research to Prevent Blindness and the Doheny Eye Institute. In 1994,

Mr. Herbert retired as an employee of the Company. He has been a member of the Board of Directors since 1950 and is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Science and Technology Committee.

      STEPHEN J. RYAN, M.D., 63, is currently Dean of the Keck School of Medicine and Senior Vice President for Medical Care at the University of Southern California. Dr. Ryan has resigned from these positions, effective June 30, 2004. Dr. Ryan is also the President of the Doheny Eye Institute and the Grace and Emery Beardsley Professor of Ophthalmology. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to the Board of Directors effective September 2002 and is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Science and Technology Committee.

Class I — Term to Expire at the Annual Meeting in 2005:

      LESTER J. KAPLAN, PH.D., 53, has been the Company’s Executive Vice President and President, Research and Development since October 2003. He had been Corporate Vice President, Research and Development and Global BOTOX® since May 1998 and had been Corporate Vice President, Science and Technology since July 1996. From 1992 until 1996, he was Corporate Vice President, Research and Development. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is a member of the Board of Directors of Acadia Pharmaceuticals Inc., and is a member of the Board of Trustees, Keck Graduate Institute. He first joined the Company in 1983, was elected to the Board of Directors in 1994 and is a member of the Board of Directors’ Science and Technology Committee.

      KAREN R. OSAR, 54, was Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, a producer of packaging, paper, school and office supplies and specialty chemicals, since the merger of the Mead Corporation and Westvaco Corporation in January 2002 until April 2003. Prior to the merger, she served as Senior Vice President and Chief Financial Officer of Westvaco Corporation since November 1999. She formerly served as Vice President and Treasurer of Tenneco, Inc., which was a global packaging and auto parts manufacturer, since 1994. Prior thereto, Ms. Osar served 19 years with J.P. Morgan & Company, where she held a variety of positions, including Managing Director in the investment banking group. She is a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York, and Encore Medical Corporation. Ms. Osar was elected to the Board of Directors in 1998, is Chairperson of the Board of Directors’ Audit and Finance Committee and is a member of the Board of Directors’ Organization and Compensation Committee.

      LOUIS T. ROSSO, 70, is Chairman Emeritus of Beckman Coulter, Inc., a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement in February 1999. He served as Beckman’s Chief Executive Officer from 1988, when Beckman Instruments, Inc. again became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as Beckman’s President from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation, a member of the Board of Directors of Regenesis Bioremediation Company and Trustee Emeritus and Senior Advisor to the President of the Keck Graduate Institute of Applied Life Sciences at the Claremont Colleges. Mr. Rosso was elected to the Board of Directors in 1989 and is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Science and Technology Committee.

      LEONARD D. SCHAEFFER, 58, has served as Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc., an insurance organization that owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin and UniCare since 1992. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is a member of the Board of Directors of Amgen, Inc., the Chairman of the Board of the National Institute for Health Care Management and is a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board of Directors in 1993 and is a member of the Board of

Directors’ Corporate Governance Committee and Chairman of the Board of Directors’ Organization and Compensation Committee.

Class II — Term to Expire at the Annual Meeting in 2006:

      HERBERT W. BOYER, PH.D., 67, is a founder of Genentech, Inc., a biotechnology company, and has been a director of Genentech since 1976. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H.W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Until 2003, Dr. Boyer served on the Board of the Scripps Research Institute. Dr. Boyer was elected the Company’s Vice Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001 and has been a member of the Board of Directors since 1994. He is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science and Technology Committee.

      PROF. RONALD M. CRESSWELL, HON. D.SC., F.R.S.E., 69, retired in 1999 from Warner-Lambert Company, a developer and manufacturer of health care and consumer products, where he had been Senior Vice President and Chief Scientific Officer since October 1998. Prof. Cresswell was formerly Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989. Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987. Prof. Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions, culminating in being the main board member for global research and development. Prof. Cresswell is a director of CuraGen Corporation and Esperion Therapeutics, Inc. He is a Fellow of the Royal Society of Edinburgh, the Royal Society of Medicine and the Royal Society of Arts and Commerce, and a member of the Royal Society of Chemistry, as well as a member of the American Chemical Society and the New York Academy of Sciences. In January 2002, Prof. Cresswell became Chairman of the Board of Albachem Ltd., a Scottish company. Prof. Cresswell was elected to the Board of Directors in 1998, is the Chairman of the Board of Directors’ Science and Technology Committee and serves on the Board of Directors’ Corporate Governance Committee.

      RUSSELL T. RAY, 56, is a Managing Partner for HLM Venture Partners, a privately held health care and technology venture capital firm. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from 2002 to 2003. From 1999 to 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank and its predecessor entities BT Alex. Brown and Alex. Brown as Global Head of Health Care Investment Banking. Mr. Ray is a director of Pondaray Enterprises, Inc., Lumina Ventures and The Friends School of Baltimore. Mr. Ray was elected to the Board of Directors in 2003 and serves on the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Organization and Compensation Committee.

      DAVID E.I. PYOTT, 50, became President and Chief Executive Officer of the Company in January 1998 and in 2001 became the Chairman of the Board. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG from 1995 until December 1997. From 1992 to 1995 Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota and General Manager of Sandoz Nutrition, Barcelona, Spain from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the Board of Directors of Avery Dennison Corporation and Edwards Lifesciences Corporation. He serves on the Board and the Executive Committee of Pharmaceutical Research and Manufacturers of America and of the California Healthcare Institute. He is a member of the Directors’ Board of the University of California (Irvine) Graduate School of Management. Mr. Pyott also serves as a member of the Board of the Pan-American

Ophthalmological Foundation, the International Council of Ophthalmology Foundation, and EyeCare America. Mr. Pyott was elected to the Board of Directors in 1998.

Proposal No. 2

RATIFICATION OF INDEPENDENT AUDITOR

      The Audit and Finance Committee, comprised of independent members of the Board of Directors, is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor. The Audit and Finance Committee has selected KPMG LLP, independent certified public accountants, as independent auditor for the Company for the year 2004. In selecting KPMG LLP as the Company’s independent auditor for 2004, the Audit and Finance Committee considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining independence as the Company’s independent auditor. KPMG LLP audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2003. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      Although ratification by stockholders is not a prerequisite to the ability of the Audit and Finance Committee to select KPMG LLP as the Company’s independent auditor, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditor will be reconsidered by the Audit and Finance Committee; however, the Audit and Finance Committee may select KPMG LLP, notwithstanding the failure of the stockholders to ratify its selection. The Audit and Finance Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of KPMG LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

      The following proposal will be presented at the Annual Meeting:

      Action by the Audit and Finance Committee appointing KPMG LLP as the Company’s independent auditor to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2004 is hereby ratified, confirmed and approved.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004.

Independent Auditor Fees

      Aggregate fees billed to the Company for the fiscal years ended December 31, 2003 and December 31, 2002, by the Company’s independent auditor are as follows:

Type of Fees	2003	2002

Audit Fees(1)	$1,459,714	$2,292,952
Audit-Related Fees(2)	135,317	110,042
Tax Fees(3)	931,182	1,027,131
All Other Fees(4)	83,941	97,882

Total	$2,698,506	$3,528,007

(1)	Represents the aggregate fees billed to the Company by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements, for the reviews of the consolidated financial statements included in the Company’s Form 10-Q filings for each fiscal quarter, for audits of the Company’s international operations, preparation of comfort letters, review of registration statements and consents and internal control evaluation.

(2)	Represents the aggregate fees billed to the Company by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements that are not already reported in Audit Fees. These services include benefit plan audits, attestation services that are not required by statue or regulation and pension plan audits.

(3)	Represents the aggregate fees billed to the Company by KPMG LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

(4)	Includes fees paid relating to employee benefits compliance and customs advisory services.

Auditor Independence

      The Audit and Finance Committee has considered whether the provision of the above noted services is compatible with maintaining the independent auditor’s independence and has determined that the provision of such services has not adversely affected the independent auditor’s independence.

Policy on Audit and Finance Committee Pre-Approval

      As part of its duties, the Audit and Finance Committee is required to pre-approve audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the independent auditor’s independence. In January 2004, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by the Company’s independent auditor. The policy generally provides for the Audit and Finance Committee to pre-approve services in the defined categories of audit services, audit-related services, tax services and all other services, up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent auditor to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the Securities and Exchange Commission, and also considers whether proposed services are compatible with the independence of the independent auditor. The Audit and Finance Committee’s Audit and Non-Audit Services Pre-Approval Policy is included as Appendix A to this Proxy Statement. None of the Audit and Finance Committee’s pre-approval requirements were waived in 2003.

Proposal No. 3

POLICY OF EXPENSING THE COST OF FUTURE STOCK OPTIONS GRANTS

      The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, IL 62651, is the beneficial holder of approximately 800 shares of Common Stock and intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below. To ensure that readers can easily distinguish between materials provided by the Central Laborer’s Pension Fund and materials provided by the Company, materials provided by the Central Laborer’s Pension Fund are shown in italics.

STOCKHOLDER RESOLUTION:

      Resolved, that the stockholders of Allergan, Incorporated (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

     Supporting Statement:

      Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations, I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their stockholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

      This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpino, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

BOARD OF DIRECTORS’ RESPONSE:

      The Board of Directors recommends a vote AGAINST Proposal 3 for the following reasons:

      The Board of Directors has carefully considered the foregoing proposal and agrees with the view that providing the stockholders of the Company with an accurate and transparent presentation of operational earnings is an important goal. At the present time, however, the Board of Directors believes that adopting a practice of expensing stock options would be premature and harmful to the Company. Under applicable law, there is no mandatory requirement that the Company recognize an expense for stock options in its income statement and thus there is no uniform or transparent methodology on which to evaluate or account for the impact of stock options.

      It is important to note that in the interest of providing transparency to its stockholders, the Company currently reflects the impact of stock options in an appropriate manner and in accordance with United States Generally Accepted Accounting Principles. The Company is already required to calculate earnings per share on a diluted basis and to assume the exercise of all in-the-money options, providing stockholders with an ability to determine the impact of stock options on the Company’s financial performance. Stock options are, therefore, not viewed by the Company as cost free. The Company also provides full disclosure in the footnotes to its audited financial statements of stock options granted, stock options exercised, stock options cancelled and the weighted average exercise price of each such category of stock options during the three most recently completed fiscal years. This disclosure allows stockholders to make their own evaluation as to the impact of stock options on the Company’s financial statements and their cost to the Company. It also allows stockholders to easily determine whether the Company is using stock options excessively.

      The Board of Directors further notes that relative to its peer group, and despite the lack of a stock option expensing policy, the Company has exhibited a conservative policy of option granting. For example, management has made an assessment of the number of options granted by similarly situated companies in the pharmaceutical industry and has determined that the Company’s option overhang is between the lower quartile and the median of the Company’s peer group of companies. Thus, the Board of Directors believes that the lack of a stock option expensing policy has not resulted in excessive use of stock options in the Company’s compensation plans.

      Whether a corporation must expense its stock option grants is currently the subject of widespread debate among various financial market commentators and, more importantly, certain securities and accounting regulatory authorities, including, among others, the Securities and Exchange Commission, the International Accounting Standards Board and the Financial Accounting Standards Board. The Board of Directors believes that it would be inappropriate to attempt to predict a dispositive resolution of this matter and urges the Company’s stockholders to wait until some consensus is achieved among these authorities concerning this important issue. Although the Board of Directors believes it presently would not be in the best interests of the Company or its stockholders to modify the Company’s current accounting and financial reporting practices, the Board of Directors confirms that the Company has adopted, and intends to continue, its longstanding policy of full compliance with applicable securities and accounting regulations. This policy includes full compliance with any future regulations that modify United States Generally Accepted Accounting Principles or that would otherwise govern the expensing of stock options.

      The Board of Directors further believes that reflecting a charge based on the fair market value of stock option grants in the Company’s income statement, absent appropriate uniform rules on how such option value should be measured and reflected, would increase the difficulty of making an objective comparison between the Company’s income statement and the income statements of other similarly-situated companies. Other companies in the Company’s peer group do not uniformly expense the cost of stock options. Thus, if the Company were to unilaterally expense its stock options, the Company’s earnings would be comparatively disadvantaged relative to the Company’s peer group, which could potentially make the Company a less attractive investment and harm the Company’s stockholders. Accordingly, the Board of Directors encourages the stockholders of the Company not to adopt this proposal.

      FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

Proposal No. 4

BIFURCATION OF THE CHAIRMAN OF THE BOARD AND

CHIEF EXECUTIVE OFFICER ROLES

      The United Association of S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, PA 19456, is the beneficial holder of approximately 8033 shares of Common Stock and intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below. To ensure that readers can easily distinguish between materials provided by the United Association of S&P 500 Index Fund and materials provided by the Company, materials provided by the United Association of S&P 500 Index Fund are shown in italics.

STOCKHOLDER RESOLUTION:

      RESOLVED, that the stockholders of Allergan, Inc. (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

Supporting Statement:

      The Board of Directors is elected by stockholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management ....” The Business Roundtable, Principles of Corporate Governance, May 2002.

      We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve in both positions necessarily impairs the Chairman’s ability to hold the CEO accountable.

      The Conference Board recently issued a report on corporate governance. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance.

The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

      The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the Sarbanes-Oxley Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

      Our Company’s Chairman is also its CEO. We urge your support for this proposal to have an independent director serve as Chairman.

BOARD OF DIRECTORS’ RESPONSE:

      The Board of Directors recommends a vote AGAINST Proposal 4 for the following reasons:

      The Board of Directors has carefully considered the foregoing proposal and believes it is in the best interests of the stockholders for the Board of Directors to have the flexibility to determine the best director to serve as the Chairman of the Board. The Board of Directors believes it would be unwise to impose an absolute rule requiring that the Chairman of the Board be an independent director and prohibiting the Chief Executive Officer from also serving as Chairman of the Board. The Company currently has a Board of Directors consisting of 12 members. Ten members of the Board of Directors are independent directors. The Board of Directors is best situated to determine which director should serve as Chairman of the Board of Directors. Amending the Company’s Bylaws to restrict the Board of Directors’ discretion could deprive the Board of the freedom to select the most qualified and appropriate individual to lead the Board of Directors as Chair.

      The Board of Directors believes that the Company already has in place a system that ensures significant independent oversight of the management of the Company. Since only two of the Board of Directors’ current directors are also employees of the Company, there are ample outside directors to offer critical review of management plans. Each of the Audit and Finance Committee, the Organization and Compensation Committee, and the Corporate Governance Committee is composed solely of independent directors, providing the necessary independent oversight the stockholders require. Additionally, the Organization and Compensation Committee annually evaluates the Chief Executive Officer’s performance and has the sole authority to retain and to terminate compensation advisors. Finally, Dr. Boyer is an independent director and as Vice Chairman of the Board, acts as lead director of the Board of Directors where appropriate.

      The Board of Directors believes that, at this time, the Company is best served by having the Chief Executive Officer also serve as Chairman of the Board of Directors. The Board of Directors believes that Mr. Pyott, in his position as Chairman and Chief Executive Officer, is able to promote communication, synchronize activities between the Board of Directors and senior management of the Company and to provide consistent leadership to both the Board of Directors and the Company by acting as a conduit between the Board of Directors and the operating organization, coordinating the strategic objectives of both groups. Further, having one individual perform the role of Chairman and Chief Executive Officer is consistent with current U.S. laws (including the Sarbanes-Oxley Act of 2002, recently promulgated regulations of the Securities and Exchange Commission, as well as the New York Stock Exchange’s corporate governance standards).

      The Board of Directors values its flexibility to select, on a case-by-case basis, the style of leadership best able to meet the Company’s needs based on the individuals available and circumstances present at the time. Amending the Bylaws as proposed imposes an unnecessary restriction on the Board of Directors that is not in the best interests of the Company or its stockholders.

      FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Independence

      The Company’s Guidelines on Significant Corporate Governance Issues (the “Guidelines”) require that a majority of the Company’s directors meet the criteria for independence set forth in The New York Stock Exchange (“NYSE”) Listed Company Manual. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board of Directors must determine that a director has no material relationship with the Company other than as a director. The Board of Directors has reviewed the relationships between each member of the Board of Directors and each such director’s immediate family members and the Company. Based on its review, the Board of Directors has affirmatively determined that with the exception of Mr. Pyott and Dr. Kaplan, none of the Company’s current directors, including Ms. Osar, Drs. Boyer and Ryan, Prof. Cresswell, and Messrs. Herbert, Ray, Rosso, Evans, Gallagher and Schaeffer have any material relationship with the Company and each is “independent” within the independence standards set forth in the Guidelines and the NYSE Listed Company Manual. The Guidelines, including the Company’s policies for determining director independence, are available on the Corporate Governance section of the Company’s website at www.allergan.com. The information on the Company’s website is not incorporated by reference in this Proxy Statement.

Meetings and Committees

      The Board of Directors held five meetings during 2003 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was approximately 97% and all directors attended 75% or more of the meetings of the Board of Directors and committees on which they served. It should be noted that directors discharge their responsibilities throughout the year not only at Board and committee meetings, but also through personal meetings and other communications, including considerable telephone contact with the Chairman of the Board and others regarding matters of interest and concern to the Company and its stockholders. The Board of Directors has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science and Technology Committee. The charter of each of these committees is available on the Corporate Governance section of the Company’s website at www.allergan.com. Stockholders of the Company may also request a copy of any of the charters of these committees by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Audit and Finance Committee

      During 2003, six directors served on the Audit and Finance Committee: Ms. Osar (Chairperson), Dr. Ryan, and Messrs. Herbert, Ray, Rosso and Schaeffer. Effective April 1, 2003, Mr. Ray replaced Mr. Schaeffer as a member of the Audit and Finance Committee. Currently, the Audit and Finance Committee consists of Ms. Osar (Chairperson), Dr. Ryan and Messrs. Herbert, Ray and Rosso. All members of the Audit and Finance Committee meet the independence standards of (i) Sections 303.01(B)(2)(a) and (3) of the NYSE Listed Company Manual and (ii) Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. Additionally, the Board of Directors has determined that Ms. Osar meets the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of SEC Regulation S-K. The Audit and Finance Committee held eleven meetings during 2003, including six telephonic meetings. The primary role of the Audit and Finance Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	assists the Board of Directors in its oversight of the Company’s compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of the Company’s independent auditor and internal auditing department;

•	provides an avenue of communication among the independent auditor, management, the internal auditing department and the Board of Directors;

•	prepares the report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement;

•	reviews and discusses with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements;

•	retains and terminates, and annually reconfirms the Company’s independent auditor for the fiscal year;

•	meets with the independent auditor to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with the Company’s internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss the Company’s accounting practices and procedures;

•	review the adequacy of the Company’s accounting and control systems; and

•	report to the Board of Directors any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by its members, the independent auditor retained to audit the financial statements of the Company, the internal audit staff, the legal staff or management;

•	reviews the independence of the independent auditor, and the range of audit and non-audit services provided and fees charged by the independent auditor;

•	monitors the implementation of the Code of Ethics for the Company’s employees, and receives regular reports from the Company’s Chief Ethics Officer, who coordinates compliance reviews and investigates noncompliance matters;

•	through the Company’s Chief Ethics Officer pursuant to the procedures set forth in the Company’s Code of Ethics, manages the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors; and

•	discusses with the Company’s management the certification of the Company’s financial reports by the Chief Executive Officer and Principal Financial Officer.

      The report of the Audit and Finance Committee begins on page 32.

Corporate Governance Committee

      During 2003, five directors served on the Corporate Governance Committee: Mr. Evans (Chairman), Prof. Cresswell, Dr. Boyer and Messrs. Gallagher and Schaeffer, each of whom continues to serve on the Corporate Governance Committee. All members of the Corporate Governance Committee meet the independence standards of Section 303A.02 of the NYSE Listed Company Manual. The Corporate Governance Committee held four meetings during 2003. The Corporate Governance Committee:

•	considers the performance of incumbent directors;

•	considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors;

•	develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors;

•	considers and reports to the Board of Directors concerning its assessment of the Board’s performance;

•	considers, from time to time, the current Board of Directors committee structure and membership; and

•	recommends changes to the amount and type of compensation of Board members as appropriate.

      In addition to the above, the Corporate Governance Committee is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at the Annual Meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by Allergan’s stockholders, the Committee engages in the following selection process:

•	The Chief Executive Officer, the Corporate Governance Committee or any other member of the Board of Directors identifies the need to add a new member to the Board of Directors with specific criteria or to fill a vacancy on the Board of Directors. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to the Board of Directors.

•	The Corporate Governance Committee initiates a search, working with support staff and seeking input from members of the Board of Directors and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate.

•	The initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on the Board of Directors are identified and presented to the Chairman of the Corporate Governance Committee, or in the Chairman’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates.

•	The appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join the Board of Directors at that time.

•	If the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, the Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s).

•	The Corporate Governance Committee provides informal progress updates to the Board of Directors.

•	The Corporate Governance Committee meets to consider and approve the final director candidate(s) (the full Corporate Governance Committee may, in its discretion, conduct interviews as schedules permit).

•	If approved by the Corporate Governance Committee, the Corporate Governance Committee seeks Board of Director approval of the director candidate(s).

      Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have reputations, both personal and professional, that are consistent with the image and reputation of the Company.

•	Directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition.

•	In selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions.

•	The Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields.

•	Each director should have relevant expertise and experience, and be able to offer advice and guidance to the Company’s management based on that expertise and experience.

•	Directors should be independent of any particular constituency and be able to represent all stockholders of the Company; should have the ability to exercise sound business judgment; and should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

      The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director of the Company or a stockholder of the Company. Stockholders can suggest qualified candidates for director by submitting to the Company any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

      In addition, among its other responsibilities, the Corporate Governance Committee makes recommendations to the Board of Directors from time to time as to matters of corporate governance, and reviews and assesses the Company’s Guidelines.

      All members of the Corporate Governance Committee meet the independence standards of Section 303A.02 of the NYSE Listed Company Manual. None of the members of the Corporate Governance Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries.

Organization and Compensation Committee

      During 2003, five directors served on the Organization and Compensation Committee: Mr. Schaeffer (Chairman), Ms. Osar and Messrs. Evans, Gallagher and Ray, each of whom continues to serve on the Organization and Compensation Committee. All members of the Organization and Compensation Committee meet the independence standards of Section 303A.02 of the NYSE Listed Company Manual. The Organization and Compensation Committee held five meetings during 2003. The Organization and Compensation Committee:

•	reviews and approves corporate organizational structure;

•	reviews and approves for submission to the Board of Directors the election of corporate officers;

•	reviews the performance of corporate officers;

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes overall employee compensation policies;

•	recommends to the Board of Directors major compensation programs; and

•	administers the Company’s various compensation and stock option plans.

      The report of the Organization and Compensation Committee begins on page 27.

Science and Technology Committee

      During 2003, six directors served on the Science and Technology Committee: Prof. Cresswell, Drs. Boyer, Kaplan and Ryan, and Messrs. Herbert and Rosso, each of whom continues to serve on the Science and Technology Committee. The Science and Technology Committee reviews the Company’s research and development programs and projects to evaluate variances to plan, investment allocations, the portfolio of strategic patents, and major technology-based transactions. The Science and Technology Committee held five meetings during 2003.

Executive Sessions

      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those members of the Board of Directors who are not officers of the Company and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. It is the policy of the Board of Directors that the Vice Chairman, if present at the meeting, shall preside over the executive sessions. If not present, a director shall be selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of the Board of Directors and presides over the executive sessions. Executive sessions of the non-management directors are held in conjunction with each regularly scheduled meeting of the Board of Directors.

Contacting the Board of Directors

      Any stockholder who desires to contact the current director presiding over the executive sessions or the other members of the Board of Directors may do so by writing to: the Allergan, Inc. Board of Directors, c/o Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by the Company’s Secretary to the director presiding over executive sessions or such other member or members of the Board of Directors as deemed appropriate by the Company’s Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the Secretary to the Chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

      Although the Company has no policy with regard to attendance by the members of the Board of Directors at the Company’s annual meeting of stockholders, it is customary for all members of the Board of Directors to attend. At the 2003 Annual Meeting of Stockholders, all of the 12 incumbent directors were in attendance.

Director Compensation

      The Board of Directors currently consists of 12 members, two of whom (Mr. Pyott and Dr. Kaplan) are officers of the Company. Employee directors do not receive additional compensation for Board or committee service. Nonemployee directors are reimbursed for actual expenses incurred in attending Board meetings. The Company paid nonemployee directors other than the Vice Chairman a $30,000 retainer in 2003, and paid the Vice Chairman a $100,000 retainer in 2003. All nonemployee directors also received $2,000 for each Board meeting attended in 2003 and an additional $1,000 for each regular Board committee meeting attended in 2003. In addition, the chair of each committee received $2,500 for each regular Board committee meeting presided over in 2003, other than the chairperson of the Audit and Finance Committee, who received $5,000 for each regular committee meeting presided over in 2003.

      In 1991, the Company adopted a Deferred Directors’ Fee Program that permits directors to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock, such that on the date of deferral the director is credited with a number of phantom shares of Common Stock equal to the amount of fees deferred divided by the market price of a share of Common Stock as of the date of deferral. Ms. Osar, Prof. Cresswell, Dr. Ryan, and Messrs. Evans, Gallagher and Rosso chose to defer all or a portion of their retainer and meeting fees for the period January 1, 2003 through December 31, 2003.

      Under the Company’s 2003 Nonemployee Director Equity Incentive Plan (the “2003 Plan”), each nonemployee director is, upon election, reelection or appointment to the Board of Directors, automatically granted an award consisting of 1,800 shares of restricted stock multiplied by the number of years, including treating any partial year as a full year, remaining in the term of the nonemployee director so elected, reelected or appointed. The vesting restrictions with respect to the restricted shares lapse for each participant at a rate of 1,800 shares of Common Stock per year on the date of each annual meeting of stockholders following the year of the grant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. In addition, each nonemployee director is automatically granted an option to purchase 2,500 shares of Common Stock on the date of each regular annual meeting of the Company at which directors are to be elected. The options granted under the 2003 Plan are nonqualified stock options and have an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the day prior to the grant. Each grant of an option to purchase the Common Stock will vest 12 months after the date of grant, subject to accelerated vesting upon death or total disability. No option may be exercised after the first to occur of (i) three months after voluntary resignation or removal for cause, (ii) 12 months after termination of service as director for any other reason, or (iii) 10 years from the date of grant.

Stock Ownership Guidelines for Nonemployee Directors

      In January 1996, the Board of Directors approved stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each nonemployee director is expected to own stock, including shares accrued under the Deferred Directors’ Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2003, all nonemployee directors met their ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

By Directors and Executive Officers

      The following table sets forth information as of the Record Date regarding the beneficial ownership of Common Stock by each nominee, present directors of the Company, each of the Named Executive Officers and all of the directors and executive officers of the Company as a group. No officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

	Shares of	Rights to
	Common Stock	Acquire
	Beneficially	Beneficial
	Owned(1)	Ownership(2)	Total

Class I Directors:
Lester J. Kaplan	40,901	181,300	222,201
Karen R. Osar	12,600	5,838	18,438
Louis T. Rosso	106,150	23,800	129,950
Leonard D. Schaeffer	17,407	10,190	27,597

Class II Directors:
Herbert W. Boyer	17,400	9,041	26,441
Ronald M. Cresswell	18,400	6,510	24,910
David E. I. Pyott	41,766	946,290	988,056
Russell T. Ray	5,400	2,500	7,900

Class III Directors Nominees:
Handel E. Evans	23,475	29,194	52,669
Michael R. Gallagher	12,800	6,429	19,229
Gavin S. Herbert	202,676 (3)	2,500	205,176
Stephen J. Ryan	3,976	2,925	6,901

Other Named Executive Officers:
Eric K. Brandt	8,036	181,592	189,628
F. Michael Ball	6,009	175,486	181,495
Jacqueline Schiavo	23,683	119,574	143,257
All current directors and executive officers (17 persons, including those named above)	549,943	1,788,749	2,338,692	(4)

(1)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of the Record Date.

(2)	Shares which the party or group has the right to acquire within 60 days after the Record Date. For employees (Dr. Kaplan, Ms. Schiavo, and Messrs. Pyott, Ball and Brandt), these shares may be acquired upon the exercise of stock options. For the nonemployee directors, this number represents the number of shares accrued under the Deferred Directors’ Fee Program, as of the Record Date. Under this program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock. These shares are distributed upon termination of a director’s service on the Board of Directors.

(3)	Includes 1,800 shares held directly, 175,836 shares beneficially owned by a trust for which Mr. Herbert serves as trustee and beneficiary, and 25,040 shares held in an “S” corporation, which in turn is wholly-owned by the Gavin Herbert Successor Trust, for which Mr. Herbert serves as co-trustee and in which he has a beneficial interest.

(4)	Represents beneficial ownership of approximately 1.8% of the Common Stock outstanding as of the Record Date.

By Stockholders Holding 5% or More

      Except as set forth below, management of the Company knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

	Shares		Percent
Name and Address of Beneficial Owners	Beneficially Owned		of Class(1)

Capital Group International, Inc.	19,842,260	(3)	15.1%
11100 Santa Monica Boulevard
Los Angeles, CA 90025
FMR Corp.	7,120,834	(2)	5.4%
82 Devonshire Street
Boston, MA 02109-3614

(1)	Based on 131,301,947 shares of Common Stock outstanding on the Record Date (excluding 2,952,825 shares of Common Stock held in treasury), and adjusted as required by rules promulgated by the SEC.

(2)	Based on information provided pursuant to a joint statement on an amended Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004 by FMR Corp. (“FMR”) on behalf of itself and affiliated persons and entities. The affiliated persons and entities include: Fidelity Management & Research Company (“FMRC”), a wholly owned subsidiary of FMR; Edward C. Johnson 3d, Chairman of FMR; Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR; Abigail P. Johnson, a director of FMR; Fidelity International Limited (“FIL”), a former subsidiary of FMRC that currently operates as an entity independent of FMR and FMRC; and Strategic Advisers, Inc., a wholly owned subsidiary of FMR. Such filing reports that: FMRC, as a result of acting as investment advisor to various investment companies (the “Funds”), beneficially owns 6,225,585 shares, including 211,085 shares that may be issued upon the conversion of $18,500,000 principal amount of the Company’s Zero Coupon Convertible Senior Notes due 2022; FMTC, as a result of serving as investment manager of institutional accounts, beneficially owns 609,074 shares; Ms. Johnson beneficially owns 1,000 shares; FIL beneficially owns 284,680 shares; and Strategic Advisers, Inc. beneficially owns 495 shares. Both Mr. Johnson and FMR, through its control of FMRC and the Funds, have the sole power to direct the disposition of the Funds’ 6,225,585 shares. In addition, each of Mr. Johnson and FMR, through its control of FMTC, has the sole power to dispose of or direct the disposition of 609,074 shares and the sole power to vote or to direct the voting of 486,674 shares, and no power to vote or to direct the voting of 122,400 shares owned by the institutional account(s) as reported therein. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of any of FMRC’s shares; FMRC carries out the voting of shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Ms. Johnson has the sole power to vote or direct the voting of and the sole power to dispose of or to direct the disposition of her 1,000 shares, and FIL has the sole power to vote or to direct the voting of and the sole power to dispose of or to direct the disposition of its 284,680 shares.

(3)	Based on information provided pursuant to a joint statement on an amended Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”), CGII is the parent holding company of a group of investment management companies, (including CGTC) that hold investment power and, in some cases, voting power over these shares. CGII reported that it does not have direct investment power or voting power over these shares but it may be deemed to “beneficially own” these shares by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. CGII reported that it has the sole power to vote or direct the voting of 16,640,660 shares and the sole power to dispose of or direct the disposition of all of the shares. The amended Schedule 13G reported that CGTC, a bank as defined in Section 3(a)(6) of the Act, is deemed to be the beneficial owner of 11,312,670 shares as a result of its serving as the investment manager of various institutional accounts and has the sole power to vote or to direct the voting of 8,111,080 shares and the sole power to dispose of or to direct the disposition of 11,312,670 shares. The Company’s stockholder rights plan provides that a qualified institutional investor is excluded from any determination of whether a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock. CGII has represented and warranted facts to the Company that permitted the Company to determine that CGII satisfies the definition of a qualified institutional investor under the Company’s stockholder rights plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms furnished to the Company and the written representations from certain of the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2003, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table shows the compensation for the Company’s Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer (the “Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

					Long Term
	Annual Compensation				Compensation Awards

				Other	Securities
				Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	(#)	($)(4)

David E. I. Pyott	2003	1,069,231	1,075,000	31,792	300,000	16,955
Chairman of the Board,	2002	990,384	1,025,000	39,002	283,277	19,558
President and Chief Executive Officer	2001	870,384	875,000	1,800	240,921	4,776
Lester J. Kaplan, Ph.D.	2003	491,069	273,600	14,055	56,000	10,108
Executive Vice President	2002	439,446	266,100	14,935	56,052	9,746
and President, Research and	2001	384,192	233,500	1,800	77,331	6,786
Development
F. Michael Ball	2003	441,692	246,500	24,170	56,000	19,744
Executive Vice President and	2002	384,846	227,400	22,040	56,052	23,555
President, Pharmaceuticals	2001	360,153	219,000	1,800	77,331	6,786
Eric K. Brandt	2003	434,308	244,000	28,279	56,000	10,108
Executive Vice President, Finance,	2002	399,461	243,200	27,545	56,052	9,746
Strategy and Corporate Development	2001	367,538	223,000	1,800	77,331	6,786
Jacqueline Schiavo	2003	308,846	164,300	23,963	33,000	10,108
Executive Vice President,	2002	293,953	172,600	31,406	34,254	9,746
Technical Operations	2001	280,369	147,700	7,211	64,563	6,786

(1)	The amounts shown include cash compensation earned and received by the Named Executive Officer, as well as amounts earned but deferred at the election of the Named Executive Officer.

(2)	The amounts shown represent bonus performance awards that were paid in February of the following year under the Company’s Management Bonus Plan or Executive Bonus Plan for services rendered during the fiscal year indicated, as well as amounts payable in February but deferred at the election of the Named Executive Officer.

(3)	The amounts shown consist of payments to the Named Executive Officer in lieu of vacation (“Vacation”), and monies received by the Named Executive Officer from the Company for country club dues (“Dues”), financial planning services (“Planning”), gasoline allowance (“Gas”) and car allowance (“Car”) as follows:

	Vacation	Dues	Planning	Gas	Car

Mr. Pyott	$0	$1,912	$19,380	$1,500	$9,000
Dr. Kaplan	0	1,590	1,965	1,500	9,000
Mr. Ball	0	6,170	7,500	1,500	9,000
Mr. Brandt	0	13,220	4,559	1,500	9,000
Ms. Schiavo	11,923	0	1,540	1,500	9,000

(4)	The amounts shown consist of Company contributions to the Allergan, Inc. Savings and Investment Plan (“SIP”) and the Allergan, Inc. Employee Stock Ownership Plan (“ESOP”), above-market interest earned on deferred compensation (“Interest”) under the Allergan, Inc. Executive Deferred Compensation Plan and the cost of term life insurance and term executive post-retirement life insurance premiums as follows:

	SIP	ESOP	Interest	Insurance

Mr. Pyott	$8,000	$218	$6,847	$1,890
Dr. Kaplan	8,000	218	0	1,890
Mr. Ball	8,000	218	9,636	1,890
Mr. Brandt	8,000	218	0	1,890
Ms. Schiavo	8,000	218	0	1,890

Stock Options

      The following table shows information regarding stock options granted to the Named Executive Officers during 2003.

OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or		Grant Date
	Options	in Fiscal	Base Price	Expiration	Present
Name	Granted (#)(1)	2003	Per Share ($)	Date	Value ($)(2)

David E.I. Pyott	300,000	13.61%	60.25	01/30/13	8,720,838
Lester J. Kaplan	56,000	2.54%	60.25	01/30/13	1,627,890
F. Michael Ball	56,000	2.54%	60.25	01/30/13	1,627,890
Eric K. Brandt	56,000	2.54%	60.25	01/30/13	1,627,890
Jacqueline Schiavo	33,000	1.50%	60.25	01/30/13	959,292

(1)	Such options were granted pursuant to the 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”). Options became exercisable at a rate of 25% per year beginning January 31, 2004. The exercise price and the tax withholding obligations relating to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms and includes the automatic acceleration of vesting upon a “Change in Control.” See “Change in Control and Severance Arrangements” on page 26.

(2)	Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $60.25; exercise price of option, $60.25; expected stock volatility, 31.60%; risk-free interest rate, 3.20% (based on the 10-year treasury bond rate); expected life, five years; dividend yield, 0.50%.

Option Exercises and Holdings

      The following table shows stock option exercises by the Named Executive Officers during 2003, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2003. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/03 (#)		at 12/31/03 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David E.I. Pyott	115,000	6,657,149	705,805	732,798	24,164,023	8,854,593
Lester J. Kaplan	73,076	4,021,780	131,826	171,530	3,804,360	1,743,110
F. Michael Ball	8,304	481,086	126,012	171,530	3,677,032	1,743,110
Eric K. Brandt	35,000	1,011,364	132,118	171,530	3,162,066	1,743,110
Jacqueline Schiavo	66,701	3,641,706	88,488	121,801	2,884,210	1,071,255

(1)	Based on the fair market value of $76.73 of the Common Stock on December 31, 2003.

DEFINED BENEFIT PENSION PLANS

      The Company has a defined benefit retirement plan (the “Pension Plan”) which provides pension benefits to U.S. employees, including officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings (“Final Average Pay”) and years of service integrated with covered compensation as defined by the Social Security Administration.

      The Company also has two supplemental retirement plans for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

      The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

PENSION PLAN TABLE

Final
Average
Pay	15	20	25	30	35	40	45

$400,000	$99,800	$133,100	$166,400	$199,600	$232,900	$242,900	$252,900
500,000	125,800	167,700	209,600	251,500	293,500	306,000	318,500
600,000	151,700	202,300	252,900	303,400	354,000	369,000	384,000
700,000	177,700	236,900	296,100	355,300	414,600	432,100	449,600
800,000	203,600	271,500	339,400	407,200	475,100	495,100	515,100
900,000	229,600	306,100	382,600	459,100	535,700	558,200	580,700
1,000,000	255,500	340,700	425,900	511,000	596,200	621,200	646,200
1,100,000	281,500	375,300	469,100	562,900	656,800	684,300	711,800
1,200,000	307,400	409,900	512,400	614,800	717,300	747,300	777,300
1,300,000	333,400	444,500	555,600	666,700	777,900	810,400	842,900
1,400,000	359,300	479,100	598,900	718,600	838,400	873,400	908,400
1,500,000	385,300	513,700	642,100	770,500	899,000	936,500	974,000
1,600,000	411,200	548,300	685,400	822,400	959,500	999,500	1,039,500
1,700,000	437,200	582,900	728,600	874,300	1,020,100	1,062,600	1,105,100
1,800,000	463,100	617,500	771,900	926,200	1,080,600	1,125,600	1,170,600
1,900,000	489,100	652,100	815,100	978,100	1,141,200	1,188,700	1,236,200
2,000,000	515,000	686,700	858,400	1,030,000	1,201,700	1,251,700	1,301,700
2,100,000	541,000	721,300	901,600	1,081,900	1,262,300	1,314,800	1,367,300
2,200,000	566,900	755,900	944,900	1,133,800	1,322,800	1,377,800	1,432,800
2,300,000	592,900	790,500	988,100	1,185,700	1,383,400	1,440,900	1,498,400
2,400,000	618,800	825,100	1,031,400	1,237,600	1,443,900	1,503,900	1,563,900

      The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the Named Executive Officers would be as follows: Mr. Pyott, 18 years; Dr. Kaplan, 29 years; Mr. Brandt, 4 years (Mr. Brandt has elected to freeze benefits under the Pension Plan as of December 31, 2002 and instead receives an additional matching contribution from the Company under the Savings and Investment Plan); Mr. Ball, 22 years; and Ms. Schiavo, 30 years.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

      The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, “change in control” of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board of Directors approves the acquisition) or 33% or more of the voting stock (with or without approval of the Board of Directors), certain business combinations involving the Company and dispositions of Company assets, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive’s highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company’s Management Bonus Plan or Executive Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options, restricted stock and certain other benefits, including, for certain executives, payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2003 were as follows: Mr. Pyott, Dr. Kaplan, Ms. Schiavo, Messrs. Brandt and Ball and six other vice presidents — three years; six senior vice presidents — two years; and forty-nine other covered executives — one year.

      In addition, the Company’s supplemental retirement plans, all as amended, 1989 Incentive Compensation Plan, as amended, Amended and Restated Savings and Investment Plan, Amended and Restated Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Amended and Restated Pension Plan, 2003 Nonemployee Director Equity Incentive Plan, and 2001 Premium Priced Stock Option Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements).

      The Organization and Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the officer’s years of service with the Company. For Executive Vice Presidents and one Corporate Vice President having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued coverage in the Company’s life insurance and disability coverage in the two-year period. For Executive Vice Presidents and one Corporate Vice President having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For Executive Vice Presidents and one Corporate Vice President having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

      In January 2004, the Company announced that, effective August 2005, Dr. Kaplan will retire from the Company. In connection with Dr. Kaplan’s announced retirement, the Company entered into a transition agreement with Dr. Kaplan. Under this agreement, Dr. Kaplan agreed to assist the Company in recruiting, hiring and orienting a new Executive Vice President of Research and Development. Upon completion of the transition, Dr. Kaplan will resign as an executive officer of the Company and as a member of the Board of Directors but will remain an employee of the Company through August 6, 2005 and will make himself available on an as-needed basis to assist with research and development related activities and projects. Until his retirement, Dr. Kaplan will continue to earn his regular base salary, subject to specified increases if the transition is not completed. Dr. Kaplan will also continue to earn his equity benefits and a pro rated bonus for 2004, subject to the approval of the Organization and Compensation Committee of the Board of Directors. In addition, if Dr. Kaplan discharges his obligations under the transition agreement, the unvested non-qualified stock options held by Dr. Kaplan on the date of his retirement will become fully vested and will expire on the earlier of the date of expiration provided in the related option agreement or August 6, 2008.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

      As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter, to, among other topics: administer the Company’s Management Bonus Plan, Executive Bonus Plan, 1989 Incentive Compensation Plan, as amended, and 2001 Premium Priced Stock Option Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for the Company’s executive officers.

      Allergan’s executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value in the Company by achieving specific financial and strategic objectives.

      Allergan’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable pharmaceutical companies;

•	annual incentive compensation that varies in a consistent manner with achievement of individual objectives and financial performance objectives of the Company; and

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

      In designing and administering its executive compensation programs, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

Base Salary

      Base salary, as well as bonus, is targeted at the 50th percentile level for comparable pharmaceutical companies. The Company’s Corporate Compensation department, in an effort to obtain a broad base of data, participates in a number of salary surveys, regularly obtains commercially available surveys and consults with outside, independent compensation specialists. In conducting its analysis, the Company attempts, when data is available, to include data from a pharmaceutical peer group consisting of companies considered comparable based on such factors as size, product lines, employment levels and market capitalization. Prior to the 2002 spin-off of the Company’s optical medical device business, comparable compensation data for the Company included a blend of diversified health care companies and pharmaceutical companies. Following the spin-off, comparable pharmaceutical only industry compensation data required a competitive market adjustment in 2003, increasing the base salary of the Company’s executive officers.

      The Company’s salary increase program is designed to reward individual performance consistent with the Company’s overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. As mentioned above, the 2003 executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from only the pharmaceutical industry. Continuing the Company’s use of pharmaceutical industry peer group data, the Named Executive Officers received an average salary increase of 7.35%, effective January 2004, to reflect corporate performance and individual contributions.

The Management Bonus Plan

      The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee’s award is expressed as a percentage of the participant’s year-end base salary. Bonus targets begin at 10% for managers and in 2003 ranged from 40% to 55% for executive officers (excluding the Chief Executive Officer), it being the Committee’s compensation philosophy that increasing portions of compensation should be “at risk” for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for the Company to meet its short- and long-term business goals. A participant’s individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor’s review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 2003 included achieving sales and financial targets, identifying and pursuing new business opportunities, strategic alliances and acquisitions, obtaining regulatory approvals for new products and new indications for existing products, introducing new products into designated markets, and identifying and implementing cost reduction measures. This information (or summaries thereof) is generally considered by the Committee in evaluating the overall performance of the executive officers for purposes of determining the actual bonuses to be paid.

      The 2004 Management Bonus Plan will be funded according to the achievement of a pre-established 2004 Earnings Per Share (“EPS”) target as approved by the Committee in January 2004. The EPS target was based on corporate objectives established as part of the annual operating plan process. The bonus pool will be funded at 100% if the EPS target is achieved on an adjusted basis (to be calculated in accordance with the Company’s adjusted EPS calculation guidelines, which generally exclude transactions that do not recur on a regular basis and are extraordinary or outside the scope of the Company’s core, on-going business activities), and the bonus pool will automatically adjust if 2004 adjusted EPS surpasses or falls below the EPS target, up to a maximum funding level of 142.5%. Once funded, the bonus pool will be allocated to the Company’s business units based on the units’ respective operating income results compared to the 2004 budget and to the Company’s business functions based on the functions’ attainment of specific objectives. For instance, a business unit above budgeted operating income will usually receive a greater share of the bonus pool than a business unit that is below the operating income budget, and, for example, the research and development function will usually receive a greater share of the bonus pool if it achieves previously set research and development milestones. The Committee will use the business unit and business function allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer’s business unit or business function, as the case may be.

      The 2003 Management Bonus Plan followed the same design, with an EPS target as its one funding component. For 2003, the adjusted EPS result (which excluded charges associated with acquired in-process research and development assets related to acquisitions completed during the year and other items outside the scope of the Company’s core, on-going business activities) was 100% of the 2003 EPS target. As a result, the Committee approved a total bonus fund of approximately $13.1 million for approximately 484 participating employees. The Committee then allocated this bonus pool to the Company’s business units and business functions (and their respective executive officers) based on each unit’s respective operating income results compared to budgeted amounts for 2003 and each function’s attainment of specific objectives.

The Executive Bonus Plan

      Through 1998, the Chief Executive Officer’s bonus was granted under the Management Bonus Plan discussed above. The Company and its stockholders approved a new Executive Bonus Plan in 1999 to cover bonus compensation paid to the Chief Executive Officer in the years 1999 and beyond. The Chief Executive Officer is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company’s Chief Executive Officer. Incentive compensation under the plan is based on the achievement of performance objectives established by the Committee for each plan year.

      For 2004, the Chief Executive Officer’s award under the Executive Bonus Plan will be based on the Company’s attainment of a pre-established EPS target — the same target approved for other managers of the Company under the 2004 Management Bonus Plan discussed above. The Chief Executive Officer’s award is expressed as a percentage of year-end annualized base salary but may not exceed $5,000,000 in any calendar year. For 2004, the Chief Executive Officer will receive a bonus of up to 142.5% of base salary, depending on adjusted EPS performance (to be calculated in the same manner as the 2004 Management Bonus Plan).

      For 2003, the Chief Executive Officer’s award was based on the attainment of a corporate EPS target that the Company achieved on an adjusted basis (calculated in the same manner as the 2003 Management Bonus Plan). Therefore, the Committee approved a bonus of $1,075,000 for the Chief Executive Officer, based on the Committee’s assessment of the Chief Executive Officer’s achievement of his objectives for 2003. The Committee noted particularly the successful completion of the acquisitions of Bardeen Sciences Company, LLC and Oculex Pharmaceuticals, Inc., the FDA approvals of Acular LSTM, ElestatTM and ZymarTM, the filing with the FDA of a New Drug Application for oral tazarotene for the treatment of moderate to very severe psoriasis and a Biologics License Application supplement for the use of Botox® for hyperhidrosis, the receipt of a positive opinion in the Mutual Recognition Process (MRP) for Vistabel® for seven additional European countries, the Company’s high sales growth during 2003, market share gains, the progression of programs through the research and development pipeline, the successful implementation of technology acquired in connection with the Oculex transaction and the successful completion of research and development and marketing collaborations.

Incentive Compensation Plan

      The 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”), authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The Incentive Plan has been designed to:

•	focus attention on building stockholder value through meeting longer-term financial and strategic goals;

•	link management’s financial success to that of the stockholders via the participation of key Company employees;

•	balance long-term with short-term decision making; and

•	encourage and create ownership and retention of Common Stock.

      Each January, the Committee considers long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically as follows. First, an independent national consulting firm such as Mercer Human Resource Consulting collects and analyzes survey data in order to approximate the 75th percentile level compensation if the Company is successful in achieving its adjusted EPS objectives. The Organization and Compensation Committee then sets the specific guideline for each employee grade level, taking into consideration survey data and a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

      In January 2004, the Committee approved a grant to the Chief Executive Officer of 250,000 nonqualified stock options under the Incentive Plan. The Committee was influenced by, among other things, competitive compensation requirements necessary to retain the Chief Executive Officer, his successful management of growth at the Company and his effective organizational and communications skills. In the case of each of the other Named Executive Officers, the respective stock option awards reflect the assessment of individual performance as well as the performance of the Company as discussed above.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board of Directors committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

      All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

      The Incentive Plan and the Executive Bonus Plan, both approved most recently by the stockholders in April 1999, were designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended, as was the 2001 Premium Priced Stock Option Plan, approved by the stockholders in April 2001.

Committee Activities

      The Committee held five formal meetings in 2003 as well as many interim discussions. The following summarizes the Committee’s major activities in 2003:

•	Evaluated Chief Executive Officer performance.

•	Reviewed and determined 2003 salary increases for each corporate officer based on the officer’s performance.

•	Determined 2002 management bonus awards for corporate officers based on assessment of their performance against objectives.

•	Approved the 2003 Management Bonus Plan’s corporate financial objective.

•	Approved the 2003 Executive Bonus Plan performance criteria.

•	Reviewed and recommended 2003 stock option awards for executive officers as well as the stock option award ranges for other participants, totaling approximately 342.

•	Reviewed management development and succession plans.

•	Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

•	Approved a Change in Control policy for the Company’s Grade 10 Vice Presidents.

•	Reviewed the Committee’s charter for compliance with various legislative and regulatory developments relating to the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange Listed Company Manual.

•	Completed a self-evaluation of the Committee, which was formally discussed at the Committee’s January 2004 meeting.

•	Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The Chairman of the Board, President and Chief Executive Officer is expected to hold five times his salary in Common Stock; and the guideline for Executive Vice

Presidents and Corporate Vice Presidents is two times salary. Grants of restricted stock, as well as 50% of the value of vested stock options are included for purposes of this calculation.

•	Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

      The Company, with the approval of the Committee, has retained the services of Mercer Human Resource Consulting, a human resources consulting firm, to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to Mercer Human Resource Consulting. As part of its services, Mercer Human Resource Consulting reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan and Executive Bonus Plan.

ORGANIZATION AND COMPENSATION COMMITTEE,

Leonard D. Schaeffer, Chairman
Handel E. Evans
Michael R. Gallagher
Karen R. Osar
Russell T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Company’s Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Organization and Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

      The Audit and Finance Committee of the Board of Directors of Allergan issues the following report for inclusion in the Company’s Proxy Statement in connection with the Annual Meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003, with management of the Company and with the Company’s independent auditor, KPMG LLP.

2.	The Audit and Finance Committee has discussed those matters required by Statement on Auditing Standards No. 61 with KPMG LLP.

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, and has discussed with the independent auditor the auditor’s independence from the Company and its management (including whether the independent auditor’s provision of information technology services, if any, and other non-audit services to the Company is compatible with the auditor’s independence).

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE,

Karen R. Osar, Chairperson
Gavin S. Herbert
Russell T. Ray
Louis T. Rosso
Stephen J. Ryan

EQUITY COMPENSATION PLANS

      The following table summarizes information about Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans, as of December 31, 2003:

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	($)(b)	(c)

Equity compensation plans approved by security holders(1)	11,873,685	64.64	2,138,472
Equity compensation plans not approved by security holders	81,375	52.13	1,023,111

Total	11,955,060	64.55	3,161,583

(1)	Includes shares of Common Stock available for issuance under the Incentive Compensation Plan. The aggregate number of shares of Common Stock available for issuance under the Incentive Compensation Plan during any calendar year is up to 1.5% of the number of shares of Common Stock outstanding on December 31 of the prior year, plus any unused shares from prior years.

      The following compensation plans under which Common Stock may be issued upon the exercise of options, warrants and rights have not been approved by the Company’s stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

      The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme 2000 (the “SRSOS”) is to enable the Company’s wholly owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of the Company’s stockholders by providing for or increasing their proprietary interests in the Company. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of the United States.

      The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees (the “Invitation”) to apply for a grant of an option to acquire an estimated number of shares of Common Stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of Common Stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees are eligible to participate in the SRSOS on similar terms. No Invitation may be made after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by the Company’s Board of Directors and Allergan Pharmaceutical Ireland’s board of directors in January 2000. The Board of Directors has reserved a total of 300,000 shares of

Common Stock for issuance to SRSOS participants. As of December 31, 2003, 6,255 shares of Common Stock have been issued or are outstanding under the SRSOS.

Allergan Irish Share Participation Scheme

      The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in Common Stock. Eligible employees of the Company and its subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

      Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of Common Stock through investment of his or her bonus. An eligible employee who has agreed to participate may invest the equivalent of up to 8% of their salary from his or her bonus and forego a further 7.5% from basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of Common Stock on behalf of all participants. Shares of Common Stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of Common Stock will be held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of Common Stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of Common Stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of Common Stock free of income tax. The ISPS was modified and readopted by the Company’s Board of Directors in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Board of Directors has reserved a total of 332,000 shares of Common Stock for issuance to ISPS participants. As of December 31, 2003, 173,004 shares of Common Stock have been issued and are outstanding under the ISPS.

Allergan, Inc. Deferred Directors’ Fee Program

      The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide nonemployee members of the Board of Directors of the Company with a means to defer annual retainer and meeting fees received from the Company until termination of their status as a director. The DDF Program initially became effective as of March 1, 1994, and was amended and restated effective as of November 15, 1999, such that participants will receive shares of Common Stock at the time deferred amounts are paid under the DDF Program. A total of 519,006 shares of Common Stock have been authorized for issuance to DDF Program participants. As of December 31, 2003, 61,154 shares of Common Stock have been issued and are outstanding, and participants are entitled to receive an additional 81,375 shares of Common Stock under the DDF Program upon termination of their status as director.

Allergan, Inc. Employee Recognition Stock Award Plan

      The purpose of the Allergan, Inc. Employee Recognition Stock Award Plan is to provide for a grant of Common Stock to non-executive employees, as part of the Allergan, Inc. Award for Excellence Program (the “AAE Program”). The AAE Program was approved by the Board of Directors on July 27, 1993. The consideration to the Company for grants of Common Stock under the AAE Program are services of an exceptional nature performed for the Company by the recipients of such grants. A total of 200,000 shares of Common Stock have been authorized for issuance to AAE Program participants. As of December 31, 2003, 46,378 shares of Common Stock have been issued and are outstanding under the AAE Program.

Savings Plan for Employees of Allergan Inc.

      The Savings Plan for Employees of Allergan Inc. (the “Savings Plan”) is a tax-qualified Canadian retirement savings plan for Canadian employees of the Canadian subsidiary of the Company (“Allergan Canada”). An eligible employee may elect to defer a portion of his or her compensation to the Savings Plan. Amounts deferred by an eligible employee can be invested into one of two investment funds available under the Savings Plan: (a) a tax deferred Registered Retirement Savings Plan and (b) a non-Registered

Retirement Savings Plan. Both plans include the following types of investments: a Guaranteed Fund invested in guaranteed investment certificates, Government of Canada Treasury Bills, or interest bearing accounts, and an Equity Fund invested in stocks, mutual funds, and other equity investments. Neither of these funds contain Common Stock. Allergan Canada matches a portion of the amounts deferred by eligible employees to the Savings Plan. Matching contributions are made by Allergan Canada in shares of Common Stock.

      An eligible employee’s accounts under the Savings Plan are distributed in a lump-sum payment following retirement or other termination of employment. An employee may make certain withdrawals from his or her accounts under the Savings Plan during employment, including for the purpose of purchasing a principal residence. In certain circumstances, an eligible employee may be ineligible to participate in the Savings Plan for a specified period of time following a withdrawal during employment. The Savings Plan was modified and readopted by the Company’s Board of Directors in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Board of Directors has reserved a total of 114,000 shares of Common Stock for issuance to Savings Plan participants. As of December 31, 2003, 73,729 shares of Common Stock have been issued and are outstanding under the Savings Plan.

STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on Common Stock with the cumulative total return of the S&P 500 Stock Index and the AMEX Pharmaceutical Index for the period beginning December 31, 1998 and ending December 31, 2003. The graph assumes that all dividends have been reinvested.

	12/98	12/99	12/00	12/01	12/02	12/03

Allergan	100.00	153.67	299.04	231.81	184.74	246.26
S&P 500	100.00	119.53	107.41	93.40	71.57	90.46
AMEX Pharmaceutical Index	100.00	89.93	114.76	97.79	76.58	86.08

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On August 11, 1999, in connection with his hiring and relocation to California, the Company made an interest-free loan in the amount of $500,000 to Eric Brandt, the Executive Vice President, Finance, Strategy

and Corporate Development of the Company, to be used to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or 60 days after Mr. Brandt’s employment terminates. As of December 31, 2003, the outstanding balance on the loan was $500,000.

ANNUAL REPORT

      The 2003 Annual Report to Stockholders and the Annual Report on Form 10-K for the year ended December 31, 2003 accompany the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. The Company will provide, without charge, a copy of the Annual Report on Form 10-K for the year ended December 31, 2003 upon the receipt of a written request by any stockholder.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which contains general guidelines for conducting the Company’s business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors, consultants and employees, including the Chief Executive Officer and the Principal Financial Officer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Ethics is available on the Corporate Governance section of the Company’s website at www.allergan.com. The information on the Company’s website is not incorporated by reference in this Proxy Statement. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our directors and employees on that website. Stockholders of the Company may request a copy of the Code of Ethics by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

INCORPORATION BY REFERENCE

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Organization and Compensation Committee Report, the Audit and Finance Committee Report and the Performance Graph contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2005 proxy statement, a stockholder’s proposal must be received by the Company no later than November 22, 2004 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholder Proposals for Annual Meeting

      The Company’s Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, and not included in the Company’s proxy statement. Pursuant to the Company’s Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of Common Stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business. While the Board of Directors will consider stockholder proposals, the Company reserves the right to omit from the Company’s 2005 proxy statement stockholder proposals that it is not required to include under the Securities Exchange Act of 1934, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

      The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company’s books, of the stockholder and (ii) the class and number of shares of the capital stock of the Company that are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

      In the alternative, stockholders can at any time recommend for consideration by the Corporate Governance Committee qualified candidates for the Board of Directors meeting the qualifications described under the heading “Corporate Governance Committee” by submitting to the Company any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the Chairman of the Board of Director’s Corporate Governance Committee or such other member of the Board of Director’s Corporate Governance Committee delegated to review and consider candidates for director nominees.

Presented by Management

      As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the Annual Meeting. Should any other matters properly come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

Douglas S. Ingram
Secretary

Irvine, California

March 17, 2004

APPENDIX A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	POLICY

      Prior to engaging Allergan, Inc.’s (together with its affiliates, the “Company”) current independent auditing firm (together with its affiliates, the “Independent Auditor”) to perform any audit or non-audit services for the Company, the Company shall follow the procedures outlined in this policy (this “Policy”).

II.     SCOPE

      This Policy is applicable to the Company’s engagement of the Independent Auditor to perform any audit or non-audit services for the Company.

III.     RESPONSIBILITY

      It is the collective responsibility of the CEO, CFO, General Counsel, Corporate Controller, Vice President, Tax, Director of Internal Audit and each Regional Controller to ensure that this Policy is maintained and followed.

IV.     BACKGROUND/PURPOSE

      Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit and Finance Committee (the “AFC”) of the Company’s Board of Directors is responsible for the appointment, compensation and oversight of the work of the Independent Auditor. This responsibility is also set forth in the AFC’s charter. Accordingly, the AFC is required to pre-approve the audit and non-audit services performed by the Independent Auditor in order to assure that the provision of those services does not impair the Independent Auditor’s independence from the Company.

      To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that the Independent Auditor may not provide to the Company (which prohibited services are set forth on Exhibit 1 to this Policy), as well as the AFC’s administration of the engagement of the Independent Auditor. The SEC’s rules establish two different approaches to pre-approving services. Proposed services either may (i) be pre-approved pursuant to pre-approval policies and procedures established by the AFC that are detailed as to the particular service and do not delegate AFC responsibilities to management, without consideration by the AFC of specific case-by-case services (“general pre-approval”) or (ii) require the specific pre-approval of the AFC (“specific pre-approval”). The AFC believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the Independent Auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the AFC if it is to be provided by the Independent Auditor.

      For both types of pre-approval, the AFC will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by the Independent Auditor would impair the Independent Auditor’s independence. The AFC will also consider whether the Independent Auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The AFC is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular calendar year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

      This Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the AFC. The AFC will annually (expected to be in January of each calendar year) review and generally pre-approve the services that may be provided by the Independent Auditor during the calendar year without obtaining specific pre-approval from the AFC (other than the Company’s annual U.S. GAAP audit services and foreign statutory audit services, which are typically approved by separate engagement letter with the Independent Auditor during September of each calendar year). The AFC may add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations, at its regularly scheduled meetings in April, July and/or November.

      This Policy is designed to (1) be detailed as to the particular service to be provided by the Independent Auditor, (2) ensure that the AFC is informed of each service provided by the Independent Auditor and (3) ensure that the policies and procedures set forth herein do not include delegation of the AFC’s responsibilities under the Securities Exchange Act of 1934 to management. Nothing in this Policy shall be interpreted to be a delegation of the AFC’s responsibilities under the Securities Exchange Act of 1934. The AFC, in adopting this Policy and providing for general pre-approval of the services listed in this Policy, is mindful that the SEC’s principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work and (3) an auditor cannot serve in an advocacy role for his or her client.

V.     DELEGATION

      As provided in the Act and the SEC’s rules, the AFC may delegate either type of pre-approval authority to one or more of its members. By this Policy, the AFC delegates specific pre-approval authority to its Chairperson; provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000. The AFC Chairperson must report, for informational purposes only, any specific pre-approval decisions to the AFC at its next scheduled meeting.

VI.     AUDIT SERVICES

      Audit services are services necessary to perform an audit or review in accordance with generally accepted auditing standards, as well as those services that generally only the Independent Auditor can reasonably provide to the Company, which include:

•	the Company’s annual U.S. GAAP audit;

•	foreign statutory audits;

•	comfort letters, reviews of SEC documents and applicable consents;

•	foreign statutory accounts filings and compilation assistance;

•	SAS 100 quarterly reviews;

•	internal control evaluations and planning under Section 404 of the Act; and

•	accounting research concerning annual or quarterly financial reporting and disclosures.

      The AFC will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items. All Audit services which are not listed above or which have not been previously approved for the current year must be specifically pre-approved by the AFC in accordance with this Policy.

VII.     AUDIT-RELATED SERVICES

      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the Independent Auditor. Because the AFC believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the AFC may grant general pre-approval for Audit-related services. Audit-related services include:

•	attestation reports;

•	foreign statutory attestation reports;

•	employee benefit plan audits;

•	due diligence services pertaining to potential business acquisitions/dispositions;

•	consultations concerning financial accounting and reporting standards; and

•	accounting consultations and audits in connection with acquisitions.

      All Audit-related services which are not listed above or which have not been previously approved for the current year must be specifically pre-approved by the AFC in accordance with this Policy.

VIII.	TAX SERVICES

      The AFC believes that the Independent Auditor can provide certain Tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing the Independent Auditor’s independence, and the SEC has stated that the Independent Auditor may provide such services. Hence, the AFC believes it may grant general pre-approval to those Tax services that have historically been provided by the Independent Auditor, that the AFC has reviewed and believes would not impair the independence of the Independent Auditor, and that are consistent with the SEC’s rules on auditor independence. The AFC will not permit the retention of the Independent Auditor in connection with a transaction initially recommended by the Independent Auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The AFC will consult with the Company’s Corporate Controller to determine whether the tax planning and reporting positions are consistent with this Policy. However, the AFC is ultimately responsible for the determination of whether a Tax service would impair independence. Pursuant to the preceding paragraph, the AFC has pre-approved the engagement of the Independent Auditor to provide the following Tax services:

•	Tax compliance;

•	Consultation, preparation, review, submission of foreign income tax returns;

•	Consultation, preparation, review, submission of foreign payroll tax returns;

•	Tax advisory;

•	Training Company staff in preparing SFAS 109 tax provision;

•	Transactional tax advice;

•	Assistance with dealing with local tax authorities;

•	Assistance in applying for tax concessions (i.e., R&D tax credits, etc.);

•	Consultation and advice regarding transfer pricing;

•	VAT advisory and compliance;

•	Awareness training;

•	Day to day consultations and ad hoc advice and assistance;

•	Consultation, preparation, review, submission of foreign VAT tax claims; and

•	International executive tax services.

      All Tax services which are not listed above or which have not been previously approved for the current year must be specifically pre-approved by the AFC in accordance with this Policy, including Tax services proposed to be provided by the Independent Auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

IX.	ALL OTHER SERVICES

      The AFC believes that, in addition to the services discussed above, the Independent Auditor may provide certain other non-audit services without impairing the Independent Auditor’s independence. Accordingly, the

AFC has pre-approved the engagement of the Independent Auditor to provide the following All Other Services:

•	Benefits compliance and Form 5500s; and

•	Customs advisory services.

      Any other non-audit services to be provided to the Company by the Independent Auditor must be specifically pre-approved by the AFC in accordance with this Policy.

      In considering whether to request specific pre-approval of the Independent Auditor to perform any other non-audit services, management should be aware that the AFC seeks to avoid any situation or implication that the Independent Auditor’s independence from the Company has been compromised. Accordingly, the AFC directs management to attempt to engage a third party firm other than the Independent Auditor to perform such services prior to seeking specific pre-approval of the Independent Auditor. The AFC believes that specific pre-approval of the Independent Auditor should only be sought for any non-audit services in such cases where the Independent Auditor:

•	has an historical relationship with the Company that makes it substantially compelling to engage the Independent Auditor rather than a third-party firm;

•	has a special expertise in the contemplated non-audit subject matter that makes it substantially compelling to engage the Independent Auditor rather than a third-party firm; or

•	the Company’s business needs substantially dictate the engagement of the Independent Auditor rather than a third-party firm.

      A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. In no event may the Independent Auditor be engaged to perform any non-audit service(s) set forth on Exhibit 1. The SEC’s rules and relevant guidance should be consulted (and the Company’s Legal Department should be contacted) to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

X.	FEE ESTIMATES AND PRE-APPROVED MAXIMUM FEE AMOUNTS

      Fee estimates and maximum fee amounts by category for pre-approved services to be provided by the Independent Auditor will be established annually by the AFC at its regularly scheduled January meeting (other than the Company’s annual U.S. GAAP audit services and foreign statutory audit services, which are typically approved by separate engagement letter with the Independent Auditor during September of each calendar year). These fee estimates and maximum fee amounts will be reviewed and updated quarterly by the AFC at its regularly scheduled April, July and November meetings, as necessary. Proposed services exceeding these maximum fee amounts will require specific pre-approval by the AFC.

XI.	PRE-APPROVAL PROCEDURE

      All requests or applications for services to be provided by the Independent Auditor shall be submitted to the Company’s Corporate Controller and must include a detailed description of the services proposed to be rendered. The Company’s Corporate Controller will determine whether such services (1) require specific pre-approval, or (2) are included within the list of services that have received the general pre-approval of the AFC. Unless such determination is free from doubt, the Company’s Corporate Controller shall consult with the Chairperson of the AFC who shall resolve such question.

      All services to be provided by the Independent Auditor shall be provided pursuant to an engagement letter with the Company that satisfies the following requirements (except that matters as to which an engagement letter would be impractical because of timing issues or because the matter is small and may not therefore be the subject of an engagement letter):

(1) the engagement letter shall be in writing and signed by the Independent Auditor or its authorized representative;

(2) the engagement letter shall set forth the particular services to be provided by the Independent Auditor which shall be within the categories of pre-approved services described in this Policy;

(3) the engagement letter shall set forth the estimated or actual total fees to be paid to the Independent Auditor for the services (or the manner of their determination); and

(4) the engagement letter shall include a confirmation by the Independent Auditor that any contemplated non-audit services are not within a category of services the provision of which would impair the Independent Auditor’s independence under applicable SEC regulations.

      Requests or applications to provide services that require specific pre-approval by the AFC will be submitted to the AFC by both the Independent Auditor and the Company’s Corporate Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. In order to satisfy paragraph (4) above, the local Independent Auditor’s office shall contact the Independent Auditor’s office closest to the Company’s headquarters in Irvine, California requesting approval and a review of compliance with the Act. The Independent Auditor shall submit the request to the Company’s Corporate Controller. The Company’s Corporate Controller shall also review the request and discuss the request with the Independent Auditor and the local Company office seeking pre-approval. The Company’s Corporate Controller shall then discuss the request with the Company’s Legal Department and forward the request to the Company’s Legal Department for review and approval. The Company’s Legal Department will review the request for compliance with this Policy and promptly notify the Company’s Corporate Controller. If approved by the Company’s Legal Department, the Company’s Corporate Controller will, in the case of services that have received general pre-approval by the AFC, notify the Independent Auditor and the local Company office of such approval and the local Independent Auditor’s office shall finalize the engagement letter with the local Company office and perform the requested service(s). If rejected by the Company’s Legal Department, the Company’s Corporate Controller will notify the Independent Auditor and the local Company office of such rejection. For services that require specific pre-approval by the AFC, the Corporate Controller will submit the request to the AFC Chairperson. When a decision is reached by the AFC Chairperson (after consulting with the AFC and other advisors, if appropriate) and communicated to the Company’s Corporate Controller, the Company’s Corporate Controller will notify the Independent Auditor and the local Company office whether the request has been approved or rejected by the AFC. If approved, the local Independent Auditor’s office shall finalize the engagement letter with the local Company office and perform the requested service(s).

      Notwithstanding the foregoing, in the event any contemplated service to be performed by the Independent Auditor requires immediate attention, the request shall be directly forwarded by the Company’s Corporate Controller to the AFC Chairperson for approval or rejection.

      By this policy the AFC designates the Company’s Director of Internal Audit to monitor the performance of all services provided by the Independent Auditor and to determine whether such services are in compliance with this Policy. The Company’s Director of Internal Audit will report to the AFC on a periodic basis on the results of his or her monitoring. Both the Company’s Director of Internal Audit and management will promptly report to the Chairperson of the AFC any breach of this Policy that comes to the attention of the Company’s Director of Internal Audit or any member of management.

XII.	ADDITIONAL REQUIREMENTS

      The AFC has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the Independent Auditor and to assure the Independent Auditor’s independence from the Company, such as reviewing a formal written statement from the Independent Auditor delineating all relationships between the Independent Auditor and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the Independent Auditor its methods and procedures for ensuring independence.

Exhibit 1

PROHIBITED NON-AUDIT SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions;

•	Human resources;

•	Broker-dealer, investment adviser or investment banking services;

•	Legal services; and

•	Expert services unrelated to the audit.

Confidential Proxy Solicited on Behalf of the Board of Directors
of the Company for Annual Meeting April 28, 2004

PROXY

The undersigned hereby constitutes and appoints Douglas S. Ingram and Matthew J. Maletta, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California on Wednesday, April 28, 2004, and at any adjournments thereof, on all matters coming before the meeting.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card (SEE REVERSE SIDE) and are authorized to vote in their discretion as to any other business that may come properly before the meeting. If a vote is not specified, the proxies will vote in favor of Proposal 1, the election of (01) Handel E. Evans, (02) Michael R. Gallagher, (03) Gavin S. Herbert, and (04) Stephen J. Ryan as directors; in favor of Proposal 2, to ratify the appointment of KPMG LLP as independent auditor; against Proposal 3, the stockholder proposal to adopt a policy of expensing the cost of all future stock options; and against Proposal 4, the stockholder proposal to bifurcate the roles of Chairman of the Board of Directors and Chief Executive Officer.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

The proxies cannot vote your shares unless you cast your vote on the Internet or by telephone or unless you sign and return this card in the postage paid envelope included or by sending it to Allergan, Inc., c/o EquiServe Trust Company, N.A., P.O. Box 8264, Edison, NJ 08818-9090.

SEE REVERSE SIDE

▲ FOLD AND DETACH HERE ▲

ADMISSION TICKET

RETAIN FOR ADMITTANCE

You are cordially invited to attend the
2004 ANNUAL MEETING OF STOCKHOLDERS
of ALLERGAN, INC.

Wednesday, April 28, 2004
10:00 a.m.
(Registration begins at 9:30 a.m.)

Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, California

If you plan to attend, please check the box on the proxy card.

This card is your admission ticket to the meeting and must be presented at the meeting registration area.

5893

☒	Please mark your votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted
FOR Proposal 1; FOR Proposal 2; AGAINST Proposal 3; and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

		FOR	WITHHELD
1.	Election of Directors. (see reverse)	☐	☐

For, except vote withheld from the following nominee(s):

The Board of Directors recommends a vote AGAINST Items 3 and 4.

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of KPMG LLP as independent auditor.	☐	☐	☐

3.	Proposal relating to the adoption of a policy of expensing the cost of all future stock options.	☐	☐	☐

4.	Proposal to bifurcate the roles of Chairman of the Board of Directors and Chief Executive Officer.	☐	☐	☐

Please check the box if you wish to have your vote disclosed to the Company. The Company’s Confidential Voting Policy is described in the Proxy Statement accompanying this Proxy.	☐

Please check the box if you plan to attend the Annual Meeting.	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

▲ FOLD AND DETACH HERE ▲

Proxy Voting Instructions

Your vote is important. Casting your vote in one of three ways described on the instruction card votes all common shares of Allergan, Inc. that you are entitled to vote. We urge you to promptly cast your vote by:

•	Accessing the World Wide Web site http://www.eproxyvote.com/agn to vote via the Internet.

•	Using a touch-tone telephone to vote by telephone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing this proxy card in the postage-paid envelope included or sending it to Allergan, Inc., c/o Equiserve Trust Company N.A., P.O. Box 8648, Edison, New Jersey 08818-9147.